Exhibit 15- Letter Re: Unaudited Interim Financial Information

Board of Directors
Union Bankshares Company

         We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Union Bankshares Company for the registration of 75,000 shares of its common stock of our reports dated May 2,2001, August 9, 2001 and November 5, 2001 relating to the unaudited consolidated interim financial statements of Union Bankshares Company which are included in its Form 10-Qs for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

         Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


/s/ Berry, Dunn, McNeil & Parker



Portland, Maine
December 3, 2001